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                                                                   EXHIBIT 12.01


                         PRINCIPAL FINANCIAL GROUP, INC.

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO



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
                                                  For the
                                                Nine Months
                                                   Ended                                 For the
                                               September 30,                     Year Ended December 31,
                                           --------------------   -------------------------------------------------------
                                             2003        2002       2002       2001        2000        1999        1998
                                           --------    --------   --------   --------    --------    --------    --------
                                                                           ($ in millions)
1. Income from continuing operations
      before income taxes ............   $    741.9  $    543.3 $    665.8 $    464.1  $    840.2  $  1,069.1  $    735.2
2. Interest expense ..................         77.4        71.8       99.2       96.7       116.8       145.4        96.9
3. Interest factor of rental expense .          6.7         7.7        8.9       10.3        16.1        10.5        10.7
4. Net (undistributed) distributed
      income from equity investees ...        (19.0)        3.5        4.3      (17.4)      (27.1)      (99.7)      (12.9)
                                           --------    --------   --------   --------    --------    --------    --------
5. Earnings before interest credited
      on investment products .........        807.0       626.3      778.2      553.7       946.0     1,125.3       829.9
6. Interest credited on investment
      products .......................        551.4       558.8      743.4      773.1       723.5       709.5       582.7
                                           --------    --------   --------   --------    --------    --------    --------
7. Earnings ..........................   $  1,358.4  $  1,185.1 $  1,521.6 $  1,326.8  $  1,669.5  $  1,834.8  $  1,412.6
                                           ========    ========   ========   ========    ========    ========    ========
8.  Interest expense .................   $     77.4  $     71.8 $     99.2 $     96.7  $    116.8  $    145.4  $     96.9
9.  Interest factor of rental expense           6.7         7.7        8.9       10.3        16.1        10.5        10.7
10. Preferred stock dividend
       requirements of majority-owned
       subsidiaries (non-intercompany)          0.6         0.2        0.4         --          --          --          --
                                           --------    --------   --------   --------    --------    --------    --------
11. Fixed charges before interest
       credited on investment products         84.7        79.7      108.5      107.0       132.9       155.9       107.6
12. Interest credited on investment
       products ......................        551.4       558.8      743.4      773.1       723.5       709.5       582.7
                                           --------    --------   --------   --------    --------    --------    --------
13. Fixed charges ....................   $    636.1  $    638.5 $    851.9 $    880.1  $    856.4  $    865.4  $    690.3
                                           ========    ========   ========   ========    ========    ========    ========
14. Ratio of earnings to fixed charges
       before interest credited on
       investment products (Line item
       5/Line item 11) ...............          9.5         7.9        7.2        5.2         7.1         7.2         7.7
15. Ratio of earnings to fixed charges
       (Line item 7/Line item 13) ....          2.1         1.9        1.8        1.5         1.9         2.1         2.0



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